EXHIBIT 10.6
November 7, 2015

Dear Dave,

ecoATM, Inc. is pleased to offer you the position of President, ecoATM, reporting directly to Erik Prusch, Chief Executive Officer of Outerwall Inc. (“Outerwall”) effective November 23, 2015. This letter will serve to confirm our understanding of your acceptance of this position. Please note that all offers of employment are contingent upon successful completion of a pre-employment background check.

Salary

Your compensation will be based on an annual salary of $400,000, less all required withholding for taxes and social security. You will be paid bi-weekly (26 times per year). This position is exempt and is therefore not eligible for overtime.

Bonus Program

You will be eligible to participate in Outerwall's 2016 Incentive Compensation Plan for Executive Leaders (“the 2016 Incentive Plan”) as administered by the Compensation Committee of the Board of Directors (the “Committee”). Your annual bonus opportunity for 2016 will be 60% of the actual base salary that you earn during the calendar year. The allocation and other terms of your short-term incentive compensation will be guided by the 2016 Incentive Plan. Due to your start date, you will not participate in an annual incentive plan for 2015.

Long-Term Incentive Program

You are eligible to participate in Outerwall’s Long Term Incentive Plan (LTIP) and your LTIP award is also administered by the Committee. Provided that you accept this position, you will be eligible for an equity grant of time-based restricted stock with an approximate value of $500,000, which will vest over 4 years at the rate of 25% on each anniversary of the date of grant.

You will also be eligible for a grant of performance-based restricted stock (PBRS) with an approximate value of $275,000 in February of 2016. The measures, targets and vesting terms of the 2016 PBRS award will be determined in February of 2016.

The number of restricted stock awards will be determined based on the closing price of Outerwall stock (Nasdaq: OUTR) on the date of grant. All equity will be subject to the terms of the Company’s 2011 Incentive Plan (“Equity Incentive Plan”) and the respective grant and award agreements.

Sign On Bonus

As part of your new hire package, you will be provided with a sign on bonus of $225,000 to be paid as soon as administratively feasible following your first day of employment. The sign on bonus will be subject to repayment should you voluntarily terminate your employment within the first 2 years following your start date.

Benefits

In order to remain competitive, the benefits plans and programs may change from time to time. The following is a partial list of the benefits offered:

•	Comprehensive medical, dental and vision benefits

•	401(k) Plan with a company match equal to 100% of the first 3% of your deferrals and 50% on each of the next 2%; the company match vests immediately

•	Company-paid long-term and short-term disability

•	Company Life and Accidental Death & Dismemberment Insurance (1 times annual salary up to $200,000 of coverage)

•	Flexible Spending Plan(s) for healthcare and day care

•	Wellness Reimbursement Program

•	Concierge Service

•	Great supplemental benefits

You will be eligible for most benefits coverage the 1st of the month following one full month of service. You will receive additional information in your Benefits Enrollment Packet which will be sent to your home address prior to your benefits eligibility date.

At-Will Employment

You may terminate your employment with ecoATM at any time and for any reason whatsoever simply by notifying ecoATM. Likewise, ecoATM may terminate your employment at any time and for any reason whatsoever, with or without cause. This at-will employment relationship cannot be changed except in writing signed by Outerwall’s CEO.

Start Date

Your anticipated Start Date is November 23, 2015.

Dave, if you agree with and accept the terms of this offer of employment, please sign and return one copy of this letter to me and our Chief Legal Officer & General Counsel via fax or email by November 10, 2015. Congratulations, we look forward to an exciting future.

Sincerely,

By:	/s/ Raquel Karls
Name:	Raquel Karls
Title:	Chief Human Resources Officer

Accepted by:
By:	/s/ David D. Maquera
Name:	David D. Maquera
Date:	November 8, 2015